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                                                                    EXHIBIT 99.1


                         JCC ANNUAL MEETING PRESENTATION

Thanks Colin. Thank you all for coming. My name is Fred Burford and I am president and chief executive officer of JCC Holding Company. Before I proceed, I would like to ask that any stockholder who has questions to please hold your questions until after my presentation, at which time I will open the floor for questions from stockholders. Also before proceeding, my attorneys have asked that I make the following statement. Statements in this presentation that are not historical fact, including particular statements about JCC Holding Company's efforts to increase revenues and control and decrease costs, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that the future performance of JCC Holding Company involves certain risks and uncertainties, and that JCC Holding Company's actual results could differ materially from those currently anticipated as a result of certain factors including, without limitation, factors that are contained in documents that JCC Holding Company files with the U.S. Securities and Exchange Commission.

With the formalities of the annual meeting behind us, I want to take a few moments to talk about our business; where we've been and where we want to go. Speaking on behalf of the Board and our casino manager, Harrah's Entertainment, we are enormously proud of what has been accomplished in New Orleans in the past year. It hasn't been easy and there is still a lot of hard work ahead, but we feel certain we are moving in the right direction, although slower than we all anticipated.


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Simply stated, any solid, viable business is an outgrowth of many healthy partnerships. Much of the hard work thus far has demonstrated our commitment to these partnerships, especially the local and state communities, our many employees, and our numerous vendors. We have met our commitments to these various partners over and over again. It is now time that we focus on our commitment to our partnership with you, our shareholders.

As I'll discuss in the next few minutes, we believe that with a fair assessment of our situation by the state of Louisiana and other key constituent groups, and with appropriate refinements, we will be successful and, over time, the business will flourish.

Let me elaborate further, it was just about one year ago when we last met as a group. At that inaugural JCC Holding annual meeting, we laid out a vision for a world-class casino that would be a strong engine for the New Orleans and Louisiana economies, and be a successful urban casino. At that meeting we displayed artists renderings of the interior and exterior of the casino, described in some detail the construction underway and offered a glimpse into our plans to build market share and establish a strong base of loyal, returning customers. At that time, we expressed cautious optimism about the short-term prospects for success. We recognized that the challenges we faced were significant. Specifically, we noted the more than $120 million in annual payments to the state and city. We also talked about our competitive position, which is affected by many factors that, to a large extent, are no one's fault, but a reality of life. Years ago when the legislation for this enterprise was germinated it was a political and regulatory environment that was very different from today.



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At that time no one foresaw the Gulf Coast being a $1 billion casino market complete with large hotels, numerous food offerings and multiple entertainment facilities. These things alone changed the competitive landscape for our business; a situation that would worsen if the much discussed move to dockside gaming occurs as a means of increasing state gaming taxes. Frankly, we understand the motives of the riverboat operators as they, too, seek to make their businesses more competitive with their out-of-state, and untaxed Native American, competitors.

Yet, their success in seeking this relief, were it to occur without some structural change to the landbased act, would simply add another competitive disadvantage to our casino.

So let me talk a bit about what we will be doing to put our business on a sound financial footing in the face of these realities.

But, first, I think it is important to recap briefly what we have accomplished thus far.

As most of you know, JCC Holding Company opened the casino doors on October 28, 1999 to overflow crowds. By opening the casino on time and on budget, we were able to live up to the commitments made publicly since 1996. Construction was resumed and, at its peak, employed more than 700 skilled and trained laborers. We fully paid unsecured creditors to the tune of $54 million. We designed and completed a beautiful, state-of-the-art complex that offers a unique gaming experience and captures the flavor and excitement of New Orleans. In total we invested more than $300 million of new capital in this community. Then we began a series of regular daily payments to the state of approximately $274,000. We also began making various payments to the city which average $55,000 per day. We hired and employed nearly 3,000 permanent employees, the majority of whom are residents of Orleans Parish.



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And, yet, meeting all of these commitments was just a transition to a raft of new ones. We initiated a number of special programs in the city as called for under our lease. For example, we have started to fund our Community Opportunity for Prosperity and Empowerment grant program, and we have re-activated the small business incubator, Newcorp. In addition, we have started to make certain annual payments to the Audubon Institute and the Orleans Parish school board that exceed $2.5 million. So the commitments required of our company continue on, to the benefit of the local community.

At the same time, the economic impact of our business statewide is just beginning to surface. JCC Holding Company is the 6th largest employer in New Orleans, employing nearly 3,000 employees directly and indirectly creating nearly 1,500 new jobs for the citizens of Louisiana according to a recently released economic impact study by Dr. Loren Scott. In addition, this same report estimated that we will generate almost $100 million in new household earnings for the citizens of Louisiana. We have become an important part of the local and state communities, responsible for improving lives, returning capital to the city and state and participating in the economic growth of the hospitality and tourism industry as it competes against well-funded, operationally unfettered competitors on the Mississippi Coast, just an hour's drive away.



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However, all of this continues to be possible only if the business is economically viable. As we look at our revenue growth, beginning with the opening weekend through the April numbers released today by the state, which are in the range of $19 million, we are pleased, yet concerned on a number of levels. The casino is drawing large crowds through its doors. A recent survey of customers by our marketing department indicated that 96% of respondents said that they are pleased with our service and their experience at our facility. More importantly, they also said that they intend to come back and play again. As a result, we have built a business that presently has gross gaming revenues of approximately $20 million a month, achieved by vigorous competition, which includes, among other successes, recapturing patrons from the Gulf Coast market, and growing the overall market. Lets explore this a little further.

By most measures, generating approximately $20 million per month in gross gaming revenue is a home run. In fact, Harrah's New Orleans is today among the highest grossing commercial casinos in the southeastern US, including our Mississippi Coast competitors. In the first quarter of 2000, our casino generated $10 million more in gross gaming revenue than the much talked about Beau Rivage, a facility with a large hotel and numerous food outlets. However, despite our favorable comparison from a gaming revenue perspective, the fact remains that given the structural expenses embedded in our business, the current level of revenue is not sufficient to cover our costs.



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Therefore, we know we have to work to increase revenues through a variety of measures. Our marketing efforts continue to ramp up and they are showing some results. In March, the New Orleans market grew 58% over the prior year with our casino capturing 46.8% of the market. Since our opening, the substantial rate of growth on the Gulf Coast has slowed from 45% in October to 19% in March. Clearly the Gulf Coast is being impacted by our business, but the clear operational advantages those operators enjoy over their Louisiana counterparts still translates into growth for their market.

We have further attempted to gain even more ground by recently introducing an air charter program and we have 20 flights scheduled for this month. Our expanded bus service program has seen an almost threefold increase in passengers from March to April. We continue to see the positive impact of Harrah's brand-wide Total Rewards program with a customer base of more than 19 million patrons and marketing campaigns designed to drive trial visits and build loyalty. In addition, our casino manager has hired a new vice-president of operations, who is vigorously examining the mix of table games in order to make us as competitive as we can be. We expect more from these initiatives over the next few months.

Yet, while we have devoted significant energies to increasing revenues, we have also been looking closely at how best to control and decrease our costs. We have formed a task force to review operations, evaluating where we can be more efficient without affecting the customer experience. We are making good progress in this area and continue to evaluate our operations on a daily basis. Lest this statement be taken out of context, let me be very clear. We as executives of this business get paid by you the stockholders to review all forms of expenditures, but our primary focus is on growing revenues. Therefore, we must ensure that our customers enjoy an outstanding experience and we will NOT scrimp on the service experience or on the long-term marketing of our casino!



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But clearly, the greatest cost we face is the significant required payment due to the State of Louisiana each year. The State minimum guaranteed payment of $100 million represents, at our current run rate, an effective gaming tax burden of 44.5%, creating a very difficult, if not impossible, burden for the casino and its operating budget. When you add in the payments to the City of New Orleans, this tax rate is 53.40%. We know of no casino in the United States that operates with a tax burden of this size. In fact, I challenge anyone to find any business in the United States that operates with a 50% tax on its gross revenues.

The burden is so great that, as many of you know, in March Harrah's stepped in and committed to fund the daily minimum payments to the state and renewed its guarantee of these payments through March 31, 2001. We are grateful to Harrah's Entertainment for stepping up with this commitment, which has helped our cash flow significantly. For the long-term, however, a state tax rate of 44.5% -- more than five times what our competitors are paying down the road on the Gulf Coast - puts the casino's viability in question. And remember our Gulf Coast competitors are not burdened with our operational restrictions. For example, that first quarter Beau Rivage statistic does not reflect nearly $40 million in non-gaming revenue it earned from its non-gaming sources such as its hotel and restaurants. What are sources of revenue for the Gulf Coast casinos are huge expenses to us. Simply put, when Beau Rivage offers a discounted, or free, room in its own hotel its cost for generating the revenue from the patron is its fixed costs for the room. When we offer a discounted, or free, room our cost is the retail, or slightly reduced, cost of purchasing that room from another hotel. The same is true for meals and catering. What a Gulf Coast casino operator offers at its cost we are required to pay for at retail, or close thereto.



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Nonetheless, to our shareholders and bondholders, we make the following promise.
We will continue to do everything in our power to increase our gross gaming revenues and to reduce variable costs. At the same time, however, there appears to be a growing understanding in the community and around the state that a comprehensive plan to ensure the long-term success of the casino is needed not only to help the casino, but also, to continue the casino's many benefits to the local and state economies. Recent legislative proposals regarding dockside riverboat gaming have fostered a larger dialogue on the tax situation for all gaming, including Harrah's New Orleans. We have a duty and obligation to be engaged in this dialogue because the issues of dockside gaming and taxes directly impact our business. During this period of dialogue, with the support of HET, JCC Holding will continue to live up to its commitments to the state. It would not, however, be in the best interests of our shareholders to forego seeking appropriate adjustments from various stakeholders, at the appropriate time, which are necessary to make our operations economically feasible.
Operating a casino with a 44.5% tax burden and other operating and competitive restraints make long-term success in today's highly competitive environment close to impossible, especially given the structural expenses imbedded in the business. No one can successfully operate a casino under these constraints and at the same time continue to provide the statewide economic benefits generated by Harrah's New Orleans, according to the Loren Scott study.


Therefore, despite the many challenges ahead, we remain committed to doing everything within our power to make our company successful. With the support of fair and reasonable people, that goal can be realized.

Thank you.



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